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                                                                    Exhibit 11.1

                                 ZORAN CORPORATION
                        COMPUTATION OF NET INCOME PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

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                                                    THREE MONTHS ENDED          NINE MONTHS ENDED
                                                       SEPTEMBER 30,               SEPTEMBER 30,
                                                    ------------------          -----------------
                                                      1996       1995            1996       1995
                                                    -------     ------          ------     ------

Weighted average common shares outstanding           6,992         190            6,913       177
Convertible Preferred Stock (1)                          -       2,027                -     2,027
Dilutive effect of stock options and warrants
  based on the treasury stock method (1)             1,175         484            1,343       513
Cheap stock (1)                                          -       3,683                -     3,683
                                                    ------      ------           ------    ------


Weighted average common shares and
  equivalents                                        8,167       6,384            8,256     6,400
                                                    ------      ------           ------     -----
                                                    ------      ------           ------     -----

Net income                                          $1,149        $226           $2,711      $262
                                                    ------      ------           ------     -----
                                                    ------      ------           ------     -----

Net income per share                                 $0.14       $0.03            $0.33     $0.04
                                                    ------      ------           ------     -----
                                                    ------      ------           ------     -----

(1) Pursuant to the requirements of the Securities and Exchange Commission, Common Stock,
    Preferred Stock and common equivalent shares issued during the twelve months prior to the initial public offering are included in the computation for all periods presented.

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